PROSPECTUS and	PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each	Dated March 4, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $24,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$750,000,000 Floating Rate Senior Notes Due March 6, 2026

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXL8 / US24422EXL81

Date of Issue:	March 7, 2024

Maturity Date:	March 6, 2026

Principal Amount:	$750,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+44 basis points

Initial Interest Rate:	Compounded SOFR determined on May 30, 2024 plus the Spread, accruing from and including March 7, 2024 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 6th of March, June, September and December, commencing on June 6, 2024 (short first coupon) and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from March 7, 2024

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$140,625,000
	Citigroup Global Markets Inc.	$140,625,000
	Credit Agricole Securities (USA) Inc.	$140,625,000
	MUFG Securities Americas Inc.	$140,625,000
	Loop Capital Markets LLC	$75,000,000
	Academy Securities, Inc.	$22,500,000
	BBVA Securities Inc.	$22,500,000
	ING Financial Markets LLC	$22,500,000
	SMBC Nikko Securities America, Inc.	$22,500,000
	U.S. Bancorp Investments, Inc.	$22,500,000
	Total	$750,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest, if any, from March 7, 2024.